Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock	Rule 457(o)	(1)	(1)				-
Fees to be paid	Equity	Preferred Stock	Rule 457(o)	(1)	(1)				-
Fees to be paid	Debt	Debt Securities	Rule 457(o)	(1)	(1)				-
Fees to be paid	Other	Warrants	Rule 457(o)	(1)	(1)				-
Fees to be paid	Other	Units	Rule 457(o)	(1)	(1)				-

Fees to be Paid	Unallocated (Universal) Shelf	All of the Above	Rule 457(o)	$(1)	(1)	$200,000,000	(2)	$0.0001531	$30,620
Fees Previously Paid	-	-	-	-	-	-		-	-
	Total Offering Amounts					$200,000,000			$30,620
	Total Fees Previously Paid								-
	Total Fee Offsets								$-
	Net Fee Due								$30,620

(1)	In accordance with Rule 457(o), the table omits the amount to be registered and the proposed maximum offering price per unit for each class of security. These will be determined, from time to time, by the Registrant in connection with the issuance of the securities registered hereunder.
(2)	Represents the proposed maximum aggregate offering price of securities that may be sold under this registration statement.